Exhibit 99.1

CONTACTS:     Alanco Technologies, Inc.                 Alanco Behavioral Health, Inc.
John Carlson, CEO David Johnson, President
(480) 505-4869      (480) 505-4859
john@alanco.com    dave@alanco.com

Alanco Announces Agreement
To Acquire Bella Monte Recovery

Scottsdale, AZ – September 28, 2016 – Alanco Technologies, Inc. (OTCQB:ALAN) today announced that Alanco Behavioral Health, Inc. ("ABH"), a wholly owned subsidiary, has executed a  binding Letter of Intent to acquire Bella Monte Recovery LLC, ("BMR") a leading 12-step holistic drug treatment facility located in Desert Hot Springs, California (www.bellamonterecovery.com).   Since it's founding in 2014, Bella Monte Recovery, a 38 bed facility, has provided a supportive phased approach to recovery and is known for its effective customized treatment programs and for its beautiful, safe and tranquil surroundings.  BMR has grown rapidly with revenue for the 2017 calendar year is projected to exceed $5 million.

Dave Johnson, recently appointed President of ABH, said "The acquisition of BMR represents the first phase of a planned acquisition program for ABH to create a leader in the behavioral health treatment services market.  We are negotiating with several additional acquisition candidates and look forward to continued expansion per our acquisition plan."

"For the past three years, I have been independently working on this behavioral health ("BH") consolidation and am excited to have the opportunity to work with Alanco to enhance shareholder value.  With continued growth in the behavioral health market due to expanded availability of drugs, including marijuana, and the continued need for prescription drug and alcohol treatment, we believe the behavioral health market will remain robust into the future.  By 2018 the residential treatment segment revenues are expected to grow to $29.6 billion (IBIS World 2012) and remain among the most profitable within the healthcare sector with net profit margins of 15%-25%.

"We believe the time is right for the ABH acquisition strategy.  We will apply an innovative approach to each acquisition, using debt and equity capital to enhance its long term returns.  Owners of private companies in the behavioral health market will be able to exchange their private holdings at competitive market prices, for consideration that may include equity in a publicly traded vehicle."

John Carlson, Alanco CEO said,  "We have launched ABH to provide a liquidity alternative to small cap private companies in the expanding BH market and translating that to the public markets by an aggressive acquisition strategy providing strong revenue growth and cash flow."

About Mr. David Johnson, President, Alanco Behavioral Health, Inc.

Mr. Johnson's extensive experience in the behavioral healthcare ("BH") market has been as Owner, CEO and COO of leading BH organizations.  His positions included CEO of a large Arizona treatment center that achieved over 100% growth before being sold to a private equity fund and COO of a Southwestern multistate behavioral health company that realized over 400% growth under his leadership.  In addition, Mr. Johnson was founder of Peak Consulting Partners, an industry leading consulting firm advising BH organizations and private equity groups focused on strategic growth and acquisitions.    Mr. Johnson has been responsible for over $50 million of BH M&A transactions on both buy side and sell side with both public and private companies. For the past ten years, he has also been a national public speaker addressing the behavioral health market.

Mr. Johnson will be responsible for all ABH operations with initial responsibilities focusing on finalizing the first phase of the acquisition plan and working with Alanco management to raise required capital.  According to David Johnson, "With an estimated 30 million people in the US suffering from Addiction and Mental Illness and the market projected to continue to grow at approximately 3% per annum for the next five years, we believe there is a great need for care providers.  Alanco's objective will be to create a market leader in Behavioral Health Treatment Services helping people and their families.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE FAILURE OF THE COMPANY TO ATTRACT PRIVATE COMPANIES THAT MEET ITS INVESTMENT CRITERIA, AND THE FAILURE TO FIND ACCEPTABLE FINANCING WITH WHICH TO COMPLETE THE ACQUISITION OF THESE ACQUISITION TARGETS ON TERMS THAT ARE ACCEPTABLE TO THE COMPANY.  WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE, EXCEPT AS MAY BE REQUIRED BY LAW.

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